EXHIBIT 99.1

N E W S   R E L EA S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER SALES

  Total Sales For 13-Week Period Decreased 0.6 Percent
  Fourth Quarter Comparable-Store Sales Decreased 3.4 Percent
  Fourth Quarter Earnings Per Share Expected to Increase 10 to 13 Percent to $0.67 - $0.69

NEW YORK, NY, February 8, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended January 27, 2007 of $1,553 million, versus $1,564 million in the comparable period last year, a decrease of 0.6 percent. For this same 13-week period, comparable store sales decreased 3.4 percent.

For the 52-week period ended January 27, 2007, sales were $5,651 million, compared with $5,653 million reported in the Company’s corresponding period last year. Comparable-store sales for the Company’s same 52-week period decreased 1.2 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 52-week periods decreased 2.4 percent and 0.8 percent, respectively.

The Company’s fiscal year ended on February 3, 2007, reflecting a 14-week fourth quarter and 53-week total year in accordance with the National Retail Federation’s recommended calendar. The sales results above are presented on the basis of a 13-week fourth quarter and 52-week total year, which the Company believes is a more-appropriate comparison with last year. Sales in 2006 for the 14th week of the fourth quarter and 53rd week of the total year, which are not included in the above results, amounted to $92 million.

“Our consolidated fourth quarter gross margin rate and total SG&A expenses were favorable to our initial expectations, helping to offset our comparable-store sales decline,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “As a result, we currently expect that our fourth quarter earnings per share for the 14-week period ending February 3, 2007 will be towards the high end of our previous guidance and be in the range of $0.67 to $0.69 per share. This represents a 10 to 13 percent increase versus the $0.61 per share amount that the Company earned for the fourth quarter of last year.”

Foot Locker, Inc. plans to report fourth quarter 2006 and full year financial results on Wednesday, March 7, 2007. A conference call is scheduled on Thursday, March 8, 2007 for 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for 2007. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, March 12, 2007. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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